Exhibit 99.1

UNITED REFINING COMPANY REPORTS

YEAR END FISCAL 2015 RESULTS

Warren, PA. November 23, 2015 /PRNewswire/—United Refining Company (URC), a leading regional refiner and marketer of petroleum products announces results for the Company’s fiscal year ended August 31, 2015.

Net income for the fiscal year ended August 31, 2015 was $82.1 million. This is an increase of $11.0 million from net income of $71.1 million for the year ended August 31, 2014.

EBITDA1 (LIFO) was $197.1 million for the fiscal year ended August 31, 2015, an increase of $22.5 million from $174.6 million from the fiscal year ended August 31, 2014. Adjusted EBITDA on a FIFO basis during fiscal years 2015 and 2014 was $93.6 million and $175.4 million, respectively.

Net sales for the fiscal year ended August 31, 2015 were $2,716.7 million, a decrease of $722.5 million from $3,439.2 million for 2014. The decrease in Company sales was primarily attributed to a drop in NYMEX crude oil prices which averaged $101.05/bbl for fiscal 2014 versus $64.93/bbl for fiscal 2015. This 36% decrease per barrel was also reflected in a decrease in wholesale and retail selling prices.

On October 20, 2015, URC consummated a new 5 year $475 million credit facility consisting of a $250 million term loan and a $225 million revolving credit facility. The proceeds from the Revolving Credit Facility will be used for working capital needs and general corporate purposes. The proceeds of the Term Loan, along with cash balances, were used to finance URC’s redemption of any and all of its

[1]

United Refining Company uses the term EBITDA or earnings before interest, income taxes, depreciation and amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. The Company’s calculation of EBITDA includes an adjustment for a loss that resulted from an extinguishment of its debt since the loss was not a result of the normal operations of the Company. See reconciliation of Net Income to EBITDA in Footnote (1) in table set forth below. The Company’s method of computing EBITDA may or may not be comparable to other similarly titled measures used by other companies.

$237.5 million aggregate principal amount of outstanding 10.5% First Priority Senior Secured Notes due 2018. Interest on the Term Loan is at Libor plus an applicable margin and is expected to save the Company approximately $17 million per year in interest expense at current interest rates.

	Year Ended August 31,
	2015	2014
	(dollars in thousands)

Net Sales	$2,716,719	$3,439,218
Operating Income	$158,045	$144,177
Net Income	$82,051	$71,113
Income Tax Expense	$45,477	$43,826
EBITDA (LIFO)(1)	$197,112	$174,648

(1)	EBITDA Reconciliation

EBITDA Reconciliation

	Year Ended August 31,
	2015	2014
	(dollars in thousands)

Net Income	$82,051	$71,113
Interest Expense	26,802	26,677
Income Tax Expense	45,477	43,826
Depreciation	20,793	19,961
Amortization	21,989	13,071

EBITDA – LIFO Basis	$197,112	$174,648

EBITDA – LIFO Basis	$197,112	$174,648
LIFO Inventory Adjustment	(103,510)	727

Adjusted EBITDA – FIFO Basis	$93,602	$175,375

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 354 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and northwestern Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contacts: John A. Catsimatidis, Chairman and CEO (212) 956-5803

James E. Murphy, Chief Financial Officer (814) 723-1500